                                                                    EXHIBIT 2.11

                                                                  EXECUTION COPY

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement"), dated as of June 29, 2005, is by and among NW SELECT LLC, a Washington limited liability company ("NW Select"), EMERITUS CORPORATION, a Washington corporation ("Emeritus" and, together with NW Select, the "Sellers", and each individually, a "Seller"), FIT-ALT INVESTOR LLC, a Delaware limited liability company ("Buyer"), and BROOKDALE SENIOR LIVING INC., a Delaware corporation ("Newco").

                                    RECITALS

      WHEREAS, the Sellers and the Buyer entered into that certain Limited Liability Company Agreement of FEBC-ALT Investors LLC, a Delaware limited liability company (the "Company"), dated as of October 14, 2003 and amended as of November 17, 2003 (the "LLC Agreement"); and each capitalized term used but not otherwise defined herein has the meaning given to such term in the Amended and Restated Limited Liability Company Agreement of the Company in the form attached as Exhibit I hereto (the "Amended LLC Agreement");

      WHEREAS, Sellers, as of the date hereof and as Class B Members, own Membership Interests of the Company representing in the aggregate a 50% Percentage Interest in the Company;

      WHEREAS, Sellers desire to sell, assign and transfer to Buyer, and Buyer desires to purchase and acquire from Sellers, 50% of each of the Seller's Membership Interests in the Company as set forth on Schedule A hereto (collectively, the "Purchased Membership Interests"), for the consideration and upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, concurrently with the sale and purchase of the Purchased Membership Interests, Sellers, Buyer and the Company shall enter into the Amended LLC Agreement;

      WHEREAS, subsequent to the consummation of the sale and purchase of the Purchased Membership Interests, it is contemplated that each of the Members shall receive securities ("Newco Shares") of Newco in connection with a Reorganization Transaction (as such term is defined in the Amended LLC Agreement);

      WHEREAS, simultaneously with the execution of this Agreement, the parties hereto desire to enter into the Stockholders and Voting Agreement, in the form attached as Exhibit II hereto (the "Stockholders Agreement"), which sets forth certain rights and obligations of the Sellers with respect to their Newco Shares; and

      WHEREAS, the Sellers have agreed to sell the Newco Shares to be received by them in an initial public offering (the "IPO") of Newco Shares pursuant to a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and, if the Sellers are unable to sell all such Newco Shares in the IPO, Sellers and Newco shall enter into a Registration Rights Agreement in the form attached as Exhibit III hereto (the "Registration Rights Agreement").

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   ARTICLE I
                           SALE AND TRANSFER OF SHARES

      Section 1.1 Sale and Purchase of Purchased Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, Sellers hereby sell, assign, transfer and convey the Purchased Membership Interests to Buyer, and Buyer hereby purchases and accepts the Purchased Membership Interests from Sellers, free and clear of all liens, mortgages, pledges, security interests, claims, encumbrances or other restrictions.

      Section 1.2 Consideration for the Purchased Membership Interests. The aggregate consideration for the Purchased Membership Interests is $50,000,000. Concurrently with the execution of this Agreement, Buyer shall pay in cash $23,000,000 to NW Select (the "NW Purchase Price") and $25,000,000 to Emeritus (the "Emeritus Purchase Price"), in each case by delivery of immediately available funds by wire transfer to an account designated by each of the Sellers prior to the execution hereof. The balance of $2,000,000 shall be paid to NW Select immediately after the receipt from Omega Healthcare Investors, Inc. ("Omega") of a consent waiving the net worth requirement in connection with the proposed purchase by Alterra Healthcare Corporation ("Alterra") (or a Subsidiary thereof) of the six properties currently subject to leases between Omega and Alterra (or a Subsidiary thereof), but in any event not later than 30 days following the date of this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

      Section 2.1 Representations and Warranties of Sellers. Each of the Sellers represents and warrants, severally for itself and not jointly with the other Seller, as follows:

            (a) Authorization; Due Execution and Delivery. Such Seller has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, and the execution and performance by such Seller of this Agreement have been duly authorized by all requisite action by such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming due execution by Buyer and Newco, this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

            (b) Title. Such Seller has not sold, transferred or otherwise disposed of any interest in the Company since it acquired an interest in the Company on October 14, 2003. Such Seller has valid title to its respective Membership Interests, free and clear of all liens, mortgages, pledges, security interests, claims, encumbrances or other restrictions in respect of the Membership Interests. The sale of the Purchased Membership Interests by such Seller pursuant to this Agreement will pass good, valid and marketable title in such Membership Interests to Buyer.

            (c) Information. Neither Buyer nor the Company has provided, and will not be providing, such Seller with any material or information regarding the transactions contemplated by this Agreement, except as contemplated by
Section 10.8 of the Amended LLC Agreement, and such Seller acknowledges that it has had the opportunity to ask questions and receive answers from the Company, the Buyer or any persons acting on behalf of the Company or Buyer, has been furnished with all other materials that it considers relevant to its investment in the Company and has been given the opportunity fully to perform its own due diligence. Such Seller is experienced, sophisticated and knowledgeable in the trading of public and private companies and the operation of assisted living facilities and understands the disadvantage to which it is subject on account of the disparity of information regarding the Company and any Reorganization Transaction (as such term is defined in the Amended LLC Agreement) between such Seller and the Buyer.

            (d) Reorganization Transaction and Initial Public Offering. Each Seller acknowledges that there can be no assurance that any Reorganization Transaction and/or the IPO will be consummated.

      Section 2.2 Representations and Warranties of Buyer. Buyer represents and warrants as follows: Buyer has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, and the execution and performance by Buyer of this Agreement have been duly authorized by all requisite action by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due execution by Sellers and Newco, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

      Section 2.3 Representations and Warranties of Newco. Newco represents and warrants as follows: Newco has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, and the execution and performance by Newco of this Agreement have been duly authorized by all requisite action by Newco. This Agreement has been duly executed and delivered by Newco and, assuming due execution by Sellers and Buyer, this Agreement constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

                                  ARTICLE III
                                     CLOSING

      Section 3.1 Closing.

            (a) The parties confirm that the closing of the transactions contemplated by this Agreement (the "Closing") took place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or such other place as may be mutually agreed upon by the parties on the date hereof.

            (b) At the Closing, each Seller delivered to the Buyer:

                  (i) a copy of this Agreement duly executed by each of the Sellers;

                  (ii) a copy of the Amended LLC Agreement duly executed by each of the Sellers;

                  (iii) a copy of the Stockholders Agreement duly executed by each of the Sellers;

                  (iv) resignations executed by each of Daniel R. Baty and Raymond R. Brandstrom, dated the date hereof, from each board of directors, board of managers or similar governing body of the Company, Alterra and any of their respective subsidiaries, including, without limitation, the Company's Board of Managers and the Board of Directors of Alterra; and

                  (v) a copy of the non-foreign status affidavit in the form of
Exhibit IV attached hereto, as required by Section 1445 of the Internal Revenue Code and the regulations thereunder, duly executed by the Sellers.

            (c) At the Closing, the Buyer delivered to each Seller:

                  (i) a copy of this Agreement duly executed by the Buyer;

                  (ii) a copy of the Amended LLC Agreement duly executed by the Buyer;

                  (iii) a copy of the Stockholders Agreement, duly executed by the Buyer; and

                  (iv) the NW Purchase Price or the Emeritus Purchase Price, as applicable.

            (d) At the Closing, Newco delivered to each Seller a copy of the Stockholders Agreement, duly executed by Newco.

                                   ARTICLE IV
            SALE IN INITIAL PUBLIC OFFERING AND ADDITIONAL AGREEMENTS

            Section 4.1 Election to Participate in the IPO; Sale in the IPO.

                  (a) At least 10 days prior to the initial filing of the Registration Statement with the Securities and Exchange Commission, Newco shall deliver to Sellers a draft of such Registration Statement and a written notice stating the anticipated date of such initial filing (the "Filing Date Notice"). At Sellers' sole option, Sellers may elect, by delivery of an irrevocable written notice to Buyer not for than five days after receipt of the Filing Date Notice, to sell as a "selling stockholder" pursuant to the Registration Statement the Newco Shares received, or to be received, by the Sellers in a Reorganization Transaction (the "Election Notice"). If the Sellers deliver an Election Notice, each Seller shall promptly furnish to Newco in writing such information regarding it and its Newco Shares as Newco may from time to time reasonably request to complete or amend the information required by such Registration Statement (including, without limitation, information regarding such Seller's ownership of Newco Shares), shall promptly execute and deliver, or cause to be executed and delivered, customary agreements and take such other actions as Newco or an underwriter reasonably requests in connection with the IPO, including, without limitation, (i) the execution and delivery of any underwriting agreement, power of attorney, custody agreement, stock power or medallion guarantee, (ii) the delivery of a reasonable and customary opinion of counsel and officers' certificate to the underwriters with respect to any Newco Shares to be sold in the IPO by the Sellers and (iii) the execution and delivery of an agreement restricting the Transfer (as such term is defined in the Stockholders Agreement) of any Newco Shares owned by the Sellers as may be required by underwriters to facilitate the marketing of the securities in the IPO (so long as such restrictions on Transfer are no greater than the restrictions contained in a similar agreement with the underwriters with respect to the Newco Shares of the Fortress Entity (as such term is defined in the Stockholders Agreement). Each of the Sellers hereby elects to sell as a "selling stockholder" all of the Newco Shares received or to be received by it in a Reorganization Transaction in the IPO, and this sentence shall be deemed to be an Election Notice under this Section 4.1(a) for purposes of the IPO; provided, however, that this election shall be effective only if the IPO is completed on or before December 31, 2005. If the IPO is not completed on or before December 31, 2005, then the Sellers' rights to elect to sell Newco Shares under this
Section 4.1(b) shall be reinstated and Newco shall be required to deliver an Election Date Notice to the Sellers with respect to and IPO thereafter.

                  (b) Each Seller shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Seller's Newco Shares pursuant to the IPO.

                  (c) If, in connection with the IPO, any managing underwriter advises Newco in writing that, in its opinion, the inclusion of all the equity securities sought to be included in the IPO by (i) Newco, (ii) the Sellers pursuant to Section 4.1(a), and (iii) any other proposed seller of equity securities of Newco which is an Affiliate of Buyer (other than Newco) (such persons being "Other Proposed Sellers"), would adversely affect the marketability of the equity securities sought to be sold in the IPO (an "IPO Reduction"), then Buyer shall cause Newco to include in the Registration Statement only such equity securities as Newco is so advised by such underwriter can be sold without such an effect, as follows and in the following order of priority: (i) first, such number of equity securities to be sold by Newco as Newco, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined and
(B) second, that number of Newco Shares to be sold by the Sellers (allocated on a pro rata basis amongst each Seller) and (C) third, other equity securities held by any Other Proposed Sellers. As used herein, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended; provided that no person shall be deemed an Affiliate of any other person solely by reason of any investment in Newco .

      Section 4.2 Indemnification.

            (a)(i) Newco shall indemnify and hold harmless, to the fullest extent permitted by law, each Seller, its officers, directors, employees, managers, partners and agents and each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) such Seller or such other indemnified person from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) (collectively, the "Losses") caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement (including, without limitation, the Registration Statement), prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to Newco by such Seller expressly for use therein or by such Seller's failure to deliver a copy of a current prospectus or any amendments or supplements thereto (which does not contain any such material misstatements or omissions) after Newco has furnished such holder with a sufficient number of copies of the same.

                  (ii) To the extent permitted by law, each Seller shall, severally and not jointly, indemnify Newco, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) Newco or such other indemnified Person against all Losses caused by any untrue statement of material fact contained in any registration statement (including, without limitation, the Registration Statement), prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by such Seller expressly for use therein; provided, however, that each Seller's obligation to indemnify Newco hereunder shall, to the extent more than one Seller is subject to the same indemnification obligation, be apportioned between each Seller based upon the net amount received by each Seller from the sale of Newco Shares, as compared to the total net amount received in aggregate by the Sellers for securities sold pursuant to such registration statement. Notwithstanding the foregoing, no Seller shall be liable to the Company for amounts in excess of the lesser of (i) such apportionment and (ii) the amount received by such holder in the offering giving rise to such liability.

            (b) Any person entitled to indemnification under this Section 4.2 shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

            (c) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party other than the payment of money).

            (d) The indemnification provided for under this Section 4.2 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified person and will survive the transfer of the Newco Shares and the termination of this Agreement.

            (e) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective persons are entitled, there shall be considered the persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of

Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Seller or transferee thereof shall be required to make a contribution in excess of the net amount received by such holder from its sale of Newco Shares in connection with the offering that gave rise to the contribution obligation.

      Section 4.3 Registration Rights Agreement. In the event (i) an IPO Reduction occurs and the Sellers are unable to sell all of the Newco Shares owned by them in the IPO, or (ii) the IPO is not completed on or before December 31, 2005 but occurs thereafter and the terms of the Registration Rights Agreement would be applicable to either of the Sellers after the completion of that IPO, Newco shall, simultaneously with the consummation of the IPO, execute and deliver to Sellers, and Sellers shall execute and deliver to Newco, the Registration Rights Agreement.

                                   ARTICLE V
                                  MISCELLANEOUS

      Section 5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice) set forth in Section 10.12 of the Amended LLC Agreement or if to Newco, at the address or telecopy numbers set forth in Section 10.12 of the Amended LLC Agreement for the Buyer.

      Section 5.2 Further Action. Subject to the terms and conditions provided herein, each of the parties hereto will at any time from and after the execution hereof, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, certificates, instruments, conveyances, powers of attorney, assurances and other documents as may be required to carry out the intent of this Agreement, and to transfer and vest title to the Membership Interests being transferred hereunder, and to protect the right, title and interest in and enjoyment of the Membership Interests sold, assigned and transferred pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

      Section 5.3 Assignment. This Agreement and the rights and obligations hereunder shall be assignable or transferable by Buyer in its discretion, without the need for any consent of the other parties. This Agreement will apply to, be binding in all respects upon and inure to the benefit of any assigns of Buyer. Notwithstanding any assignment by Buyer, Buyer shall remain liable for any and all obligations under this Agreement.

      Section 5.4 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by the parties hereto. Any failure of a party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.

      Section 5.5 Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

      Section 5.6 Severability. In the event that any one or more of the terms or provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.

      Section 5.7 Binding Effect; Entire Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. This Agreement, together with any other documents contemplated hereby, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes any prior agreements or undertakings between the parties, both written and oral, with respect to the subject matter hereof.

      Section 5.8 Applicable Law; Venue. The substantive laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, without regard to conflicts of law doctrines. Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and the appellate courts thereof. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address for notices set forth herein. Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

      Section 5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

      Section 5.10 Injunctive Relief. The parties hereto acknowledge and agree that it will be impossible to measure in money the damages that would be suffered if any party hereto violates any of the terms of this Agreement and that any such violation will cause an aggrieved party irreparable injury for which an adequate remedy at law is not available. Therefore, the parties hereto shall be entitled (in addition to any other remedy to which they may be entitled in law or in equity) to specific performance or an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any party hereto from committing any violations of the provisions of this Agreement, and none of the parties hereto shall raise the defense that there is an adequate remedy at law or request that any bond be posted in connection with seeking such equitable relief.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, each as of the date first above written.

                                       BROOKDALE SENIOR LIVING INC.

                                       By: /s/ Randal A. Nardone
                                           -------------------------------------
                                           Name: Randal A. Nardone
                                             Title:

                                       FIT-ALT INVESTOR

                                       By: /s/ William Doniger
                                          --------------------------------------
                                           Name: William Doniger
                                           Title:

                                       EMERITUS CORPORATION

                                       By: /s/ Raymond R. Brandstrom
                                           -------------------------------------
                                           Name: Raymond R. Brandstrom
                                           Title: Vice President of Finance

                                       NW SELECT LLC

                                       By: /s/ Daniel R. Baty
                                           ------------------------------------
                                           Name: Daniel R. Baty
                                           Title: Manager

                                                                      SCHEDULE A

                  MEMBERSHIP INTERESTS TO BE PURCHASED BY BUYER

SELLER                                                       PERCENTAGE INTEREST
------                                                       -------------------
Emeritus                                                            12.5%
NW Select                                                           12.5%

                                                                       EXHIBIT I

                              AMENDED LLC AGREEMENT

                                                                      EXHIBIT II

                        STOCKHOLDERS AND VOTING AGREEMENT

                                                                     EXHIBIT III

                          REGISTRATION RIGHTS AGREEMENT

                                                                      EXHIBIT IV

                             NON-FOREIGN CERTIFICATE

      Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform FIT ALT Investor LLC ("Buyer") that withholding of tax is not required upon the disposition of a United States real property interest by ____________________, a Washington [limited liability company/corporation] (the "Seller"), the undersigned hereby certifies the following on behalf of Seller:

      1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

      2. Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Internal Revenue Code.

      3.    Seller's U.S. employer tax identification number is __________; and

      4.    Seller's office address is _______________________.

            Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

            The undersigned declares that the undersigned has examined this certification and to the best of the undersigned's knowledge and belief it is true, correct and complete, and the undersigned further declares that such party has authority to sign this document on behalf of Seller.

   Certified, sworn to and subscribed        SELLER: ____________________, a
before                                   Washington [limited liability company /
   me this ___ day of ____________,      corporation]
2005.

                                              By: ______________________________

                                           Name:
   ________________________________
                                           Title:
   Notary Public

   My Commission Expires:

   ________________________________

   (NOTARIAL SEAL)